Exhibit 4.2

EXECUTION VERSION

PENTAIR FINANCE S.A.,

as Issuer

AND

PENTAIR PLC,

as Parent and Guarantor

AND

PENTAIR INVESTMENTS SWITZERLAND GMBH,

as Guarantor

AND

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

FOURTH SUPPLEMENTAL INDENTURE

Dated as of September 17, 2015

€500,000,000 of 2.450% Senior Notes due 2019

THIS FOURTH SUPPLEMENTAL INDENTURE is dated as of September 17, 2015, among PENTAIR FINANCE S.A., a Luxembourg public limited liability company (société anonyme) with a registered office at 26, boulevard Royal, L-2449 Luxembourg, Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 166305, as issuer (the “Company”), each of PENTAIR PLC, an Irish public limited company (“Parent”), and PENTAIR INVESTMENTS SWITZERLAND GMBH, a Switzerland limited liability company, as guarantors (each individually, a “Guarantor” and collectively, the “Guarantors”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

RECITALS

A. The Company, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of September 16, 2015 (the “Base Indenture”), to provide for the issuance by the Company from time to time of unsubordinated debt securities evidencing its unsecured indebtedness and the guarantee of such securities by the Guarantors to the extent described therein and in this Fourth Supplemental Indenture.

B. Pursuant to resolutions of the Board of Directors, the Company has authorized the issuance of €500,000,000 principal amount of 2.450% Senior Notes due 2019 (the “Offered Securities”).

C. The entry into this Fourth Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Base Indenture.

D. The Company and the Guarantors desire to enter into this Fourth Supplemental Indenture pursuant to Section 9.01 of the Base Indenture to establish the terms of the Offered Securities in accordance with Section 2.01 of the Base Indenture and to establish the form of the Offered Securities in accordance with Section 2.02 of the Base Indenture.

E. All things necessary to make this Fourth Supplemental Indenture a legal, valid and binding indenture and agreement according to its terms have been done.

NOW, THEREFORE, for and in consideration of the foregoing premises, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Offered Securities as follows:

ARTICLE I

Section 1.1 Terms of Offered Securities.

The following terms relate to the Offered Securities:

(1) The Offered Securities constitute a series of securities having the title “2.450% Senior Notes due 2019”.

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(2) The initial aggregate principal amount of the Offered Securities that may be authenticated and delivered under the Base Indenture (except for Offered Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Offered Securities pursuant to Section 2.05, 2.06, 2.07, 2.11, or 3.03 of the Base Indenture) is €500,000,000.

(3) The entire Outstanding principal of the Offered Securities shall be payable on September 17, 2019. Notwithstanding the foregoing, if such date falls on a day that is not a Business Day, the related payment of principal and interest shall be made on the next Business Day as if it were made on the date such payment was due, and no interest shall accrue on the amounts so payable for the period from and after such date to the next Business Day.

(4) The rate at which the Offered Securities shall bear interest shall be 2.450% per year, as set forth in Section 1 of the form of Offered Security attached hereto as Exhibit A and subject to adjustment as set forth in Section 2 of the form of Offered Security attached hereto as Exhibit A. The date from which interest shall accrue on the Offered Securities shall be September 17, 2015 or the most recent Interest Payment Date to which interest has been paid or provided for. The Interest Payment Date for the Offered Securities shall be September 17 of each year, beginning on September 17, 2016. Interest shall be payable on each Interest Payment Date to the Holders of record at the close of business on the September 2 immediately prior to such Interest Payment Date (a “regular record date”). The basis upon which interest shall be calculated shall be that of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Offered Securities (or September 17, 2015, if no interest has been paid on the Offered Securities) to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. Other than with respect to the interest payable on the maturity date of the Offered Securities (which shall be governed by Section 1.1(3)), if any Interest Payment Date would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next date that is a Business Day.

(5) The Offered Securities shall initially be represented by one or more fully registered Global Securities. Each Global Security shall be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream (as defined below) and Euroclear (as defined below). Except as set forth in Section 10 of the form of Offered Security attached hereto as Exhibit A, each such Global Security may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. The Offered Securities shall be substantially in the form attached hereto as Exhibit A, the terms of which are incorporated by reference in this Fourth Supplemental Indenture. Except as set forth in Section 10 of the form of Offered Security attached hereto as Exhibit A, the Offered Securities shall not be issuable in certificated form. The Offered Securities shall be issuable in denominations of €100,000 or any integral multiple of €1,000 in excess thereof.

(6) The Currency of the Offered Securities shall be euro. All payments of interest and principal, including payments made upon any redemption or repurchase of the Offered

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Securities, shall be made in euro; provided that if the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the control of the Company or if the euro is no longer being used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Offered Securities shall be made in U.S. dollars until the euro is again available to the Company or so used. In such circumstances, the amount payable on any date in euro shall be converted into U.S. dollars at the rate published by the Board of Governors of the Federal Reserve System as of the close of business on the second Business Day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, the rate shall be determined in the sole discretion of the Company on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the Offered Securities so made in U.S. dollars shall not constitute an Event of Default hereunder or under the Indenture. Neither the Trustee nor the paying agent shall have any responsibility for any such calculation or conversion. Any references elsewhere in this Fourth Supplemental Indenture or the Offered Securities to payments being made in euro notwithstanding, payments shall be made in U.S. dollars to the extent set forth in this Section 1.1(6).

(7) The Offered Securities shall be subject to redemption at the Company’s option on any Redemption Date as set forth in Section 6 of the form of Offered Security attached hereto as Exhibit A.

(8) Except as provided in this Fourth Supplemental Indenture, the Offered Securities shall not be subject to redemption, repurchase or repayment at the option of any Holder thereof, upon the occurrence of any particular circumstances or otherwise. The Offered Securities shall not have the benefit of any sinking fund. For the avoidance of doubt, the Company, the Guarantors and their respective Affiliates may purchase Offered Securities from the Holders thereof from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Any Offered Securities purchased by the Company, the Guarantors or any of their respective Affiliates may, at the purchaser’s discretion, be held, resold or canceled.

(9) Except as provided in this Fourth Supplemental Indenture, the Holders of the Offered Securities shall have no special rights in addition to those provided in the Base Indenture upon the occurrence of any particular events.

(10) The Offered Securities shall be general unsecured and unsubordinated obligations of the Company and shall be ranked equally among themselves.

(11) The Offered Securities are not convertible into shares of common stock or other securities of the Company or the Guarantors.

(12) In addition to the provisions of the Base Indenture referred to in Section 11.03(b) thereof, the covenants described in Sections 1.3(1), 1.3(2) and 1.3(3) of this Fourth Supplemental Indenture shall be subject to the Company’s covenant defeasance right set forth in Section 11.03 of the Base Indenture. In addition, following any such covenant defeasance, the Events of Default set forth in Sections 1.5(1), 1.5(3) and 1.5(4) of this Fourth Supplemental Indenture shall cease to apply with respect to the Offered Securities.

Fourth Supplemental Indenture

Section 1.2 Additional Defined Terms.

As used in this Fourth Supplemental Indenture, the following defined terms shall have the following meanings with respect to the Offered Securities only:

“Attributable Debt”, in connection with a Sale and Lease-Back Transaction, as of any particular time, means the aggregate of present values (discounted at a rate that, at the inception of the lease, represents the effective interest rate that the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets) of the obligations of the Company, a Guarantor or any Restricted Subsidiary for net rental payments during the remaining term of the applicable lease, including any period for which such lease has been extended or, at the option of the lessor, may be extended. The term “net rental payments” under any lease of any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including any amounts required to be paid by such lessee, whether or not designated as rental or additional rental, on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York City, London or another place of payment on the Offered Securities are authorized or required by law to close and on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

“Change of Control” means the occurrence on or after the Issue Date of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, to any person other than Parent or a direct or indirect wholly-owned Subsidiary of Parent; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of Parent’s outstanding Voting Stock or other Voting Stock into which Parent’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) Parent consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Parent, in any such event pursuant to a transaction in which any of Parent’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Parent’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, at least a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such

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transaction; or (4) the approval by the holders of Parent’s Voting Stock of a plan for Parent’s liquidation or dissolution. Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control under clause (1), (2) or (4) above if: (i) Parent becomes a direct or indirect wholly-owned Subsidiary of a holding company or a holding company becomes the successor to Parent under Section 10.2 of the Base Indenture pursuant to a transaction that is permitted under Section 10.1 of the Base Indenture and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction (or a series of related transactions) are the same or substantially the same (and hold in the same or substantially the same proportions) as the holders of Parent’s Voting Stock immediately prior to that transaction. The term “person,” as used in this definition, means any Person and any two or more Persons as provided in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event; provided, however, that a Change of Control Triggering Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a Change of Control if the Rating Agency or Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the purported Change of Control Triggering Event). Unless at least two of the three Rating Agencies are providing a rating for the Offered Securities at the commencement of any period referred to in the definition of “Rating Event”, a Rating Event shall be deemed to have occurred during such period. Notwithstanding the foregoing, no Change of Control Triggering Event shall be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Clearstream” means Clearstream Banking, société anonyme, or its successor.

“Consolidated Net Tangible Assets” at any date means Consolidated Net Worth less all Intangible Assets appearing on the most recently prepared consolidated balance sheet of Parent and its Subsidiaries as of the end of a fiscal quarter of Parent and its Subsidiaries, prepared in accordance with United States generally accepted accounting principles as in effect on the date of the consolidated balance sheet.

“Consolidated Net Worth” at any date means total assets less total liabilities, in each case appearing on the most recently prepared consolidated balance sheet of Parent and its Subsidiaries as of the end of a fiscal quarter of Parent and its Subsidiaries, prepared in accordance with United States generally accepted accounting principles as in effect on the date of the consolidated balance sheet.

“Consolidated Total Assets” at any date means the total assets appearing on the most recently prepared consolidated balance sheet of Parent and its Subsidiaries as of the end of a fiscal quarter of Parent and its Subsidiaries, prepared in accordance with United States generally accepted accounting principles as in effect on the date of the consolidated balance sheet.

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“ERICO” means ERICO Global Company, an Ohio corporation.

“ERICO Acquisition” means the acquisition of all of the outstanding shares of ERICO by Buyer (as defined in the definition of ERICO Merger Agreement) pursuant to the ERICO Merger Agreement.

“ERICO Merger Agreement” means the Agreement and Plan of Merger dated August 15, 2015, among Parent, Pentair Lionel Acquisition Co., a Delaware corporation and wholly-owned subsidiary of Parent (“Buyer”), Pentair Lionel Merger Sub, Inc., an Ohio corporation and a wholly-owned subsidiary of Parent and Buyer, and ERICO, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Euroclear” means Euroclear Bank, S.A./N.V., or its successor.

“€” or “euro” means the lawful currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union.

“Fitch” means Fitch Inc., and its successors.

“Funded Indebtedness” means any Indebtedness maturing by its terms more than one year from the date of the determination thereof, including any Indebtedness renewable or extendible at the option of the obligor to a date later than one year from the date of the determination thereof.

“Indebtedness” means, without duplication, the principal amount (such amount being the face amount or, with respect to original issue discount bonds or zero coupon notes, bonds or debentures or similar securities, determined based on the accreted amount as of the date of the most recently prepared consolidated balance sheet of Parent and its Subsidiaries as of the end of a fiscal quarter of Parent prepared in accordance with United States generally accepted accounting principles as in effect on the date of such consolidated balance sheet) of (i) all obligations for borrowed money, (ii) all obligations evidenced by debentures, notes or other similar instruments, (iii) all obligations in respect of letters of credit or bankers acceptances or similar instruments or reimbursement obligations with respect thereto (such instruments to constitute Indebtedness only to the extent that the outstanding reimbursement obligations in respect thereof are collateralized by cash or cash equivalents reflected as assets on a balance sheet prepared in accordance with United States generally accepted accounting principles), (iv) all obligations as lessee to the extent capitalized in accordance with United States generally accepted accounting principles in effect on the date of this Fourth Supplemental Indenture and (v) all Indebtedness of others consolidated in such balance sheet that is guaranteed by the Company, a Guarantor or any of their respective Subsidiaries or for which the Company, a Guarantor or any of their respective Subsidiaries is legally responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds or to invest in, others).

“Intangible Assets” means the amount, if any, stated under the heading “Goodwill and Other Intangible assets, net” or under any other heading of intangible assets separately listed, in

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each case on the face of the most recently prepared consolidated balance sheet of Parent and its subsidiaries as of the end of a fiscal quarter of Parent, prepared in accordance with United States generally accepted accounting principles as in effect on the date of the consolidated balance sheet.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company.

“Issue Date” means the date on which the Offered Securities are originally issued.

“Lien” means a mortgage, pledge, security interest, lien or similar encumbrance.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Non-Recourse Indebtedness” means Indebtedness upon the enforcement of which recourse may be had by the holder(s) thereof only to identified assets of a Guarantor or the Company or any Subsidiary of a Guarantor or the Company and not to a Guarantor or the Company or any Subsidiary of a Guarantor or the Company personally (subject to, for the avoidance of doubt, customary exceptions contained in non-recourse financings to the non-recourse nature of the obligations thereunder).

“Principal Property” means any manufacturing, processing or assembly plant, warehouse or distribution facility, office building or parcel of real property of Parent or any of its Subsidiaries that is located in the United States of America, Canada or the Commonwealth of Puerto Rico and (A) is owned by Parent or any Subsidiary of Parent on the Issue Date, (B) the initial construction of which has been completed after the date hereof, or (C) is acquired after the date hereof, in each case, other than any such plants, facilities, warehouses, office buildings, parcels or portions thereof, that (i) in the opinion of the Board of Directors of Parent, are not collectively of material importance to the total business conducted by Parent and its Subsidiaries as an entirety, or (ii) has a net book value (excluding any capitalized interest expense), on the Issue Date in the case of clause (A) of this definition, on the date of completion of the initial construction in the case of clause (B) of this definition or on the date of acquisition in the case of clause (C) of this definition, of less than 1.0% of Consolidated Net Tangible Assets on the consolidated balance sheet of Parent as of the applicable date.

“Rating Agencies” means (i) each of Fitch, Moody’s and S&P, and (ii) if any of Fitch, Moody’s or S&P ceases to rate the Offered Securities or fails to make a rating of the Offered Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

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“Rating Event” means the rating on the Offered Securities is lowered by at least two of the three Rating Agencies and such Offered Securities are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any day during the period (which period shall be extended so long as the rating of such Offered Securities is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing on the date of Parent’s first public notice of the occurrence of a Change of Control or Parent’s intention to effect a Change of Control and ending 60 days following consummation or abandonment of such Change of Control.

“Restricted Subsidiary” means any Subsidiary of Parent that owns or leases a Principal Property.

“Sale and Lease-Back Transaction” means an arrangement with any Person providing for the leasing by Parent or a Restricted Subsidiary of any Principal Property whereby such Principal Property has been owned and in full operation for more than 180 days and has been or is to be sold or transferred by Parent or a Restricted Subsidiary to such Person other than a Guarantor, the Company or any of their respective Subsidiaries; provided, however, that the foregoing shall not apply to any such arrangement involving a lease for a term, including renewal rights, for not more than three years.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified “Person” as of any date, the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Section 1.3 Additional Covenants.

The following additional covenants shall apply with respect to the Offered Securities so long as any of the Offered Securities remain Outstanding (but subject to defeasance, as provided in the Base Indenture and Section 1.1 of this Fourth Supplemental Indenture):

(1) Limitation on Liens.

None of the Company or the Guarantors shall, and none of them shall permit any Restricted Subsidiary to, issue, assume or guarantee any Indebtedness that is secured by a Lien upon any property that at the time of such issuance, assumption or guarantee constitutes a Principal Property, or any shares of stock of or Indebtedness issued by any Restricted Subsidiary, whether now owned or hereafter acquired, without effectively providing that, for so long as such Lien shall continue in existence with respect to such secured Indebtedness, the Offered Securities (together with, if the Company shall so determine, any other Indebtedness of the Company ranking equally with the Offered Securities, it being understood that for purposes hereof, Indebtedness which is secured by a Lien and Indebtedness which is not so secured shall not, solely by reason of such Lien, be deemed to be of different ranking) shall be equally and ratably secured by a Lien ranking ratably with or equal to (or at the Company’s option prior to) such secured Indebtedness; provided, however, that the foregoing covenant shall not apply to:

(a) Liens existing on the Issue Date;

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(b) Liens on the stock, assets or Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary, unless created in contemplation of such Person becoming a Restricted Subsidiary;

(c) Liens on any assets or Indebtedness of a Person existing at the time such Person is merged with or into or consolidated with or acquired by the Company, a Guarantor or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by the Company, a Guarantor or any Restricted Subsidiary;

(d) Liens on any Principal Property existing at the time of acquisition thereof by the Company, a Guarantor or any Restricted Subsidiary, or Liens to secure the payment of the purchase price of such Principal Property by the Company, a Guarantor or any Restricted Subsidiary, or to secure any Indebtedness incurred, assumed or guaranteed by the Company, a Guarantor or a Restricted Subsidiary for the purpose of financing all or any part of the purchase price of such Principal Property or improvements or construction thereon, which Indebtedness is incurred, assumed or guaranteed prior to, at the time of or within 180 days after such acquisition, or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later; provided, however, that in the case of any such acquisition, construction or improvement, the Lien shall not apply to any Principal Property theretofore owned by the Company, a Guarantor or a Restricted Subsidiary, other than the Principal Property so acquired, constructed or improved, and accessions thereto and improvements and replacements thereof and the proceeds of the foregoing;

(e) Liens securing Indebtedness owing by any Restricted Subsidiary to the Company, a Guarantor or a Subsidiary thereof or by the Company to a Guarantor;

(f) Liens in favor of the United States or any State thereof, or any department, agency or instrumentality or political subdivision of the United States or any State thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract, statute, rule or regulation or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction or improvement) of the Principal Property subject to such Liens (including Liens incurred in connection with pollution control, industrial revenue or similar financings);

(g) pledges, Liens or deposits under workers’ compensation or similar legislation, and Liens thereunder that are not currently dischargeable, or in connection with bids, tenders, contracts (other than for the payment of money) or leases to which the

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Company, a Guarantor or any Restricted Subsidiary is a party, or to secure the public or statutory obligations of the Company, a Guarantor or any Restricted Subsidiary, or in connection with obtaining or maintaining self-insurance, or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or to secure surety, performance, appeal or customs bonds to which the Company, a Guarantor or any Restricted Subsidiary is a party, or in litigation or other proceedings in connection with the matters heretofore referred to in this clause, such as interpleader proceedings, and other similar pledges, Liens or deposits made or incurred in the ordinary course of business;

(h) Liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company, a Guarantor or any Restricted Subsidiary with respect to which the Company, a Guarantor or such Restricted Subsidiary in good faith is prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; or final unappealable judgment Liens which are satisfied within 15 days of the date of judgment; or Liens incurred by the Company, a Guarantor or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company, a Guarantor or such Restricted Subsidiary is a party, provided that (x) in the case of Liens arising out of judgments or awards, the enforcement of such Liens is effectively stayed and (y) the aggregate amount secured by all such Liens does not at any time exceed the greater of (i) $25,000,000 or (ii) 0.5% of Consolidated Total Assets;

(i) Liens for taxes or assessments or governmental charges or levies not yet due or delinquent; or that can thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings; landlord’s Liens on property held under lease; and any other Liens or charges incidental to the conduct of the business of the Company, a Guarantor or any Restricted Subsidiary, or the ownership of their respective assets, that were not incurred in connection with the borrowing of money or the obtaining of advances or credit and that, in the opinion of the Board of Directors of a Guarantor, do not materially impair the use of such assets in the operation of the business of the Company, a Guarantor or such Restricted Subsidiary or the value of such Principal Property for the purposes of such business;

(j) Liens to secure the Company’s, a Guarantor’s or any Restricted Subsidiary’s obligations under agreements with respect to spot, forward, future and option transactions, entered into in the ordinary course of business;

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(k) Liens not permitted by the foregoing clauses (a) to (j), inclusive, if at the time of, and upon giving effect to, the creation or assumption of any such Lien, the aggregate amount of all outstanding Indebtedness of the Company, the Guarantors and all Restricted Subsidiaries, without duplication, secured by all such Liens not so permitted by the foregoing clauses (a) through (j), inclusive, together with the Attributable Debt in respect of Sale and Lease-Back Transactions permitted by paragraph (a) under subsection (2) below, do not exceed an amount equal to 15% of Consolidated Net Tangible Assets; and

(l) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Lien referred to in the foregoing clauses (a) to (k), inclusive; provided, however, that the principal amount of Indebtedness secured thereby (except to the extent otherwise excepted under clauses (a) through (k)) shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the assets, or any replacements therefor and products and proceeds thereof, that secured the Lien so extended, renewed or replaced, plus improvements and construction on real property.

(2) Limitation on Sale and Lease-Back Transactions.

None of the Company or the Guarantors shall, and none of them shall permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction (other than with the Company, a Guarantor and/or one or more Subsidiaries of a Guarantor) unless:

(a) the Company, such Guarantor or such Restricted Subsidiary, at the time of entering into such Sale and Lease-Back Transaction, would be entitled to incur Indebtedness secured by a Lien on the Principal Property to be leased in an amount at least equal to the Attributable Debt in respect of such Sale and Lease-Back Transaction, without equally and ratably securing the Offered Securities pursuant to Section 1.3(1) of this Fourth Supplemental Indenture; or

(b) the direct or indirect proceeds of the sale of the Principal Property to be leased are at least equal to the fair value of such Principal Property, as determined by Parent’s Board of Directors, and an amount equal to the net proceeds from the sale of the property or assets so leased is applied, within 180 days of the effective date of any such Sale and Lease-Back Transaction, to the purchase or acquisition, or, in the case of real property, commencement of the construction of property or assets or to the retirement (other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption provision) of Offered Securities, or of Funded Indebtedness of Parent or a consolidated Subsidiary ranking on a parity with or senior to the Offered Securities; provided that there shall be credited to the amount of net proceeds required to be applied pursuant to this clause (b) an amount equal to the sum of (i) the principal amount of Offered Securities delivered within 180 days of the effective date of such Sale and Lease-Back Transaction to the Trustee for retirement and cancellation and (ii) the principal amount of other Funded Indebtedness voluntarily retired by Parent or a consolidated Subsidiary ranking on a parity with or senior to the Offered Securities within such 180-day period, excluding retirements of Offered Securities and other Funded Indebtedness as a result of conversions or pursuant to mandatory sinking fund or mandatory prepayment provisions.

Fourth Supplemental Indenture

(3) Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Offered Securities, it shall be required to make an offer (a “Change of Control Offer”) to each Holder of the Offered Securities to repurchase, at the Holder’s election, all or any part (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of that Holder’s Offered Securities on the terms set forth in this Fourth Supplemental Indenture. In a Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Offered Securities repurchased, plus accrued and unpaid interest, if any, on the Offered Securities repurchased to, but excluding, the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be sent to the Trustee and to the Holders of the Offered Securities describing in reasonable detail the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Offered Securities on the date specified in the notice, which date shall, except as described in the immediately following sentence and other than as required by law, be no earlier than 30 days and no later than 60 days from the date such notice is sent (a “Change of Control Payment Date”). The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(b) In order to accept the Change of Control Offer, the Holder must deliver (or otherwise comply with alternative instructions in accordance with the procedures of the Depositary) to the paying agent, at least five Business Days prior to the Change of Control Payment Date, its Offered Security together with the form entitled “Election Form” (which form is contained in the form of note attached hereto as Exhibit A) duly completed, or a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company in the United States setting forth:

(i) the name of the Holder of such Offered Security;

(ii) the principal amount of such Offered Security;

(iii) the principal amount of such Offered Security to be repurchased;

(iv) the certificate number or a description of the tenor and terms of such Offered Security;

(v) a statement that the Holder is accepting the Change of Control Offer; and

(vi) a guarantee that such Offered Security, together with the form entitled “Election Form” duly completed, shall be received by the paying agent at least five Business Days prior to the Change of Control Payment Date.

Fourth Supplemental Indenture

(c) Any exercise by a Holder of its election to accept the Change of Control Offer shall be irrevocable. The Change of Control Offer may be accepted for less than the entire principal amount of an Offered Security, but in that event the principal amount of such Offered Security remaining Outstanding after repurchase must be equal to €100,000 or an integral multiple of €1,000 in excess thereof.

(d) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Offered Securities or portions of such Offered Securities properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Offered Securities or portions of Offered Securities properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Offered Securities properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Offered Securities or portions of Offered Securities being repurchased.

(e) The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party purchases all Offered Securities properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Offered Securities if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

(f) Notwithstanding the foregoing, the Company and the Guarantors shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Offered Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with this Section 1.3(3), none of the Company or the Guarantors shall be deemed to have breached its obligations under this Section 1.3(3) by virtue of its compliance with such securities laws or regulations.

Section 1.4 Special Mandatory Redemption.

(1) In the event that either (i) Parent does not consummate the ERICO Acquisition on or prior to December 31, 2015, or (ii) the ERICO Merger Agreement is terminated any time prior to such date (without replacement thereof) other than as a result of consummating the ERICO Acquisition, the Company shall redeem all of the Outstanding Offered Securities in whole and

Fourth Supplemental Indenture

not in part (a “Special Mandatory Redemption”) on the Special Mandatory Redemption Date at a redemption price equal to 101% of the principal amount of the Offered Securities, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date. The “Special Mandatory Redemption Date” means the earlier to occur of (i) February 1, 2016, if the ERICO Acquisition has not been consummated on or prior to December 31, 2015, or (ii) the 30th day (or if such day is not a Business Day, the first Business Day thereafter) following the termination of the ERICO Merger Agreement (without replacement thereof) other than as a result of consummating the ERICO Acquisition. Notwithstanding the foregoing, installments of interest on the Offered Securities that are due and payable on Interest Payment Dates falling on or prior to the Special Mandatory Redemption Date shall be payable on such Interest Payment Dates to the registered Holders as of the close of business on the relevant regular record dates, as provided in the Base Indenture and this Fourth Supplemental Indenture.

(2) The Company shall cause the notice of a Special Mandatory Redemption to be sent, with a copy to the Trustee, within five Business Days after the occurrence of the event triggering the obligation to effectuate the Special Mandatory Redemption to each Holder at its registered address. On or before the Special Mandatory Redemption Date, the Company shall deposit with the Trustee or a paying agent funds sufficient to pay the special mandatory redemption price of the Offered Securities to be redeemed on the Special Mandatory Redemption Date. If funds sufficient to pay the special mandatory redemption price of the Offered Securities to be redeemed on the Special Mandatory Redemption Date are deposited with the Trustee or a paying agent on or before such Special Mandatory Redemption Date, and any applicable conditions set forth in the Base Indenture are satisfied, interest shall cease to accrue on the Offered Securities on and after such Special Mandatory Redemption Date.

Section 1.5 Additional Events of Default.

The following additional events shall be established and shall each constitute an “Event of Default” under Section 6.01(a) of the Base Indenture with respect to the Offered Securities so long as any of the Offered Securities remain Outstanding:

(1) default in the performance or breach by the Company or a Guarantor of the covenant described under Section 10.01 of the Base Indenture;

(2) failure by the Company to effect a Special Mandatory Redemption, if required, on the Special Mandatory Redemption Date;

(3) failure by the Company for 60 days from receipt of written notice by the Trustee or the Holders of at least 25% of the principal amount of the Offered Securities Outstanding to comply with the provisions under Section 1.3(3) of this Fourth Supplemental Indenture; and

(4) an event of default shall happen and be continuing with respect to any Indebtedness (other than Non-Recourse Indebtedness) of the Company, a Guarantor or any Restricted Subsidiary under any indenture or other instrument evidencing or under which the Company, a Guarantor or any Restricted Subsidiary shall have a principal amount outstanding (such amount with respect to original issue discount bonds or zero coupon notes, bonds or

Fourth Supplemental Indenture

debentures or similar securities based on the accreted amount determined in accordance with United States generally accepted accounting principles and as of the date of the most recently prepared consolidated balance sheet of the Company, a Guarantor or any Restricted Subsidiary, as the case may be) in excess of $100,000,000, and such event of default shall involve the failure to pay the principal of such Indebtedness on the final maturity date thereof after the expiration of any applicable grace period with respect thereto, or such Indebtedness shall have been accelerated so that the same shall have become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within 30 days after notice thereof shall have been given to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Offered Securities; provided, however, that:

(a) if such event of default under such indenture or instrument shall be remedied or cured by the Company or the applicable Guarantor or waived by the requisite holders of such Indebtedness, then the Event of Default hereunder by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the Trustee or any of the Holders; and

(b) subject to the provisions of Sections 7.01 and 7.02 of the Base Indenture, the Trustee shall not be charged with actual knowledge of any such event of default unless written notice thereof shall have been given to a Responsible Officer of the Trustee by the Company or a Guarantor, as the case may be, by the holder or an agent of the holder of any such Indebtedness, by the trustee then acting under any indenture or other instrument under which such default shall have occurred, or by the Holders of not less than 25% in the aggregate principal amount of Outstanding Offered Securities.

ARTICLE II

MISCELLANEOUS

Section 2.1 Definitions.

Capitalized terms used but not defined in this Fourth Supplemental Indenture shall have the meanings ascribed thereto in the form of Offered Security attached hereto as Exhibit A or in the Base Indenture.

Section 2.2 Confirmation of Indenture.

The Base Indenture, as supplemented and amended by this Fourth Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, this Fourth Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Fourth Supplemental Indenture

Section 2.3 Concerning the Trustee.

In carrying out the Trustee’s responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which it possesses under the Indenture. The recitals contained in this Fourth Supplemental Indenture and in the Offered Securities, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible for and makes no representations as to (i) the validity or sufficiency of this Fourth Supplemental Indenture or of the Offered Securities, (ii) the proper authorization hereof by each Guarantor and the Company by action or otherwise, (iii) the due execution hereof by each Guarantor and the Company or (iv) the consequences of any amendment herein provided for. The Trustee shall not be accountable for the use or application by the Company of the Offered Securities or the proceeds thereof.

Section 2.4 Governing Law.

This Fourth Supplemental Indenture and the Offered Securities shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State without regard to conflicts of law principles (except for Sections 5-1401 and 5-1402 of the New York General Obligations Law) that would require the application of any other law. This Fourth Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939 that are required to be part of this Fourth Supplemental Indenture and shall, to the extent applicable, be governed by such provisions. The application of articles 86 to 94-8 of the Luxembourg law on commercial companies dated 10 August 1915, as amended, to the Indenture and the Offered Securities is excluded.

Section 2.5 Separability.

In case any one or more of the provisions contained in this Fourth Supplemental Indenture or in the Offered Securities of any series shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Fourth Supplemental Indenture or of such Offered Securities, but this Fourth Supplemental Indenture and such Offered Securities shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 2.6 Counterparts.

This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Fourth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Fourth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fourth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Fourth Supplemental Indenture

Section 2.7 No Benefit.

Nothing in this Fourth Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the Holders of the Offered Securities, any benefit or legal or equitable rights, remedy or claim under this Fourth Supplemental Indenture or the Base Indenture.

Section 2.8 Amendments and Supplemental Indentures.

This Fourth Supplemental Indenture and the Offered Securities are subject to the provisions regarding supplemental indentures and amendments set forth in Article IX of the Base Indenture, as amended by this Fourth Supplemental Indenture.

Section 2.9 Legal, Valid and Binding Obligation.

The Guarantors and the Company hereby represent and warrant that, assuming the due authorization, execution and delivery of this Fourth Supplemental Indenture by the Trustee, this Fourth Supplemental Indenture is the legal, valid and binding obligation of the Guarantors and the Company enforceable against the Guarantors and the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles.

[Signature Page Follows]

Fourth Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first above written.

PENTAIR FINANCE S.A., as Issuer

By:	/s/ Benjamin Peric
Name:	Benjamin Peric
Title:	Director

PENTAIR PLC, as Parent and Guarantor

By:	/s/ Christopher R. Oster
Name:	Christopher R. Oster
Title:	Authorized Representative

PENTAIR INVESTMENTS SWITZERLAND GMBH, as Guarantor

By:	/s/ Henning Wistorf
Name:	Henning Wistorf
Title:	Managing Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Rick Prokosch
Name:	Rick Prokosch
Title:	Vice President

Fourth Supplemental Indenture

EXHIBIT A

FORM OF 2.450% NOTES

[Insert the Private Placement Legend and/or the Global Security legend, as applicable]

2.450% SENIOR NOTES DUE 2019

No. [ ]	€[ ]

CUSIP No. 709629 AQ2

ISIN: XS1117287398

Common Code: 111728739

PENTAIR FINANCE S.A.

Société anonyme

26, boulevard Royal

L-2449 Luxembourg

R.C.S. B 166305

promises to pay to [            ] or registered assigns, the principal sum of [        ] euro on September 17, 2019.

Interest Payment Date: September 17

Regular Record Date: September 2

Each holder of this Security (as defined below), by accepting the same, agrees to and shall be bound by the provisions hereof and of the Indenture described herein, and authorizes and directs the Trustee described herein on such holder’s behalf to be bound by such provisions. Each holder of this Security hereby waives all notice of the acceptance of the provisions contained herein and in the Indenture and waives reliance by such holder upon said provisions.

This Security shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee. The provisions of this Security are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be signed in accordance with Section 2.04 of the Base Indenture.

PENTAIR FINANCE S.A.

Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein and referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

Dated:

GUARANTEE

For value received, each of PENTAIR PLC and PENTAIR INVESTMENTS SWITZERLAND GMBH hereby absolutely, unconditionally and irrevocably guarantees (i) to the holder of this Security the payment of principal of, premium, if any, and interest and any Additional Amounts, if any, on, the Security upon which this Guarantee is set forth in the amounts and at the time when due and payable whether by declaration thereof, or otherwise, and interest on the overdue principal and interest, if any, of such Security, if lawful, to the holder of such Security and the Trustee on behalf of the Holders, and (ii) to the Trustee all amounts owed to the Trustee under the Indenture, in each case in accordance with and subject to the terms and limitations of such Security and Article XV of the Base Indenture. This Guarantee shall not become effective until the Trustee or Authenticating Agent duly executes the certificate of authentication on this Security. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles thereof.

Dated:

PENTAIR PLC

By:
Name:
Title:

PENTAIR INVESTMENTS SWITZERLAND GMBH

By:
Name:
Title:

PENTAIR FINANCE S.A.

Société anonyme

26, boulevard Royal

L-2449 Luxembourg

R.C.S. B 166305

2.450% Senior Notes due 2019

This security is one of a duly authorized series of debt securities of Pentair Finance S.A., a Luxembourg public limited liability company (société anonyme) with a registered office at 26, boulevard Royal, L-2449 Luxembourg, Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 166305 (the “Company”), issued or to be issued in one or more series under and pursuant to an Indenture for the Company’s unsubordinated debt securities, dated as of September 16, 2015 (the “Base Indenture”), duly executed and delivered by and among the Company, Pentair plc, an Irish public limited company (“Parent”), Pentair Investments Switzerland GmbH, a Switzerland limited liability company (a “Guarantor” and, together with Parent, the “Guarantors”) and U.S. Bank National Association, a national banking association (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of September 17, 2015 (the “Fourth Supplemental Indenture”), by and among the Company, the Guarantors and the Trustee. The Base Indenture as supplemented and amended by the Fourth Supplemental Indenture is referred to herein as the “Indenture.” By the terms of the Base Indenture, the debt securities issuable thereunder are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Base Indenture. This security is one of the series designated on the face hereof (individually, a “Security,” and collectively, the “Securities”), and reference is hereby made to the Indenture for a description of the rights, limitations of rights, obligations, duties and immunities of the Trustee, the Company, the Guarantors and the holders of this Security (the “Securityholders”). Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Base Indenture or in the Fourth Supplemental Indenture, as applicable.

1. Interest. The Company promises to pay interest on the principal amount of this Security at an annual rate of 2.450% (the “Original Interest Rate”), subject to adjustment pursuant to Section 2 of this Security. The Company shall pay interest annually on September 17 of each year (each such day, an “Interest Payment Date”).

Interest on the Securities shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid, from the date of issuance; provided that, if there is no existing Default in the payment of interest, and if this Security is authenticated between a regular record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; and provided, further, that the first Interest Payment Date shall be September 17, 2016.

Interest shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid (or September 17, 2015, if no interest has been paid on this Security), to but excluding the next scheduled Interest Payment Date.

If any Interest Payment Date would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next date that is a Business Day. If the maturity date of this Security falls on a day that is not a Business Day, the related payment of principal and interest shall be made on the next Business Day as if it were made on the date such payment was due, and no interest shall accrue on the amounts so payable for the period from and after such date to the next Business Day.

2. Interest Rate Adjustment. The interest rate payable on this Security shall be subject to adjustment from time to time if either Moody’s or S&P (or, if applicable, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company as a replacement for Moody’s or S&P, or both, as the case may be (each, a “Substitute Rating Agency”)) downgrades (or subsequently upgrades) its rating assigned to the Securities, as set forth in this Section 2. Each of Moody’s, S&P and any Substitute Rating Agency is an “Interest Rate Rating Agency,” and together they are “Interest Rate Rating Agencies.”

If the rating of the Securities from one or both of Moody’s or S&P (or, if applicable, any Substitute Rating Agency) is decreased to a rating set forth in either of the tables set forth in this Section 2, the interest rate shall increase from the Original Interest Rate by an amount equal to the sum of the percentages per annum set forth in the following tables opposite those ratings:

Moody’s Rating*	Percentage

Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

S&P Rating*	Percentage

BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency therefor.

For purposes of making adjustments to the interest rate payable on this Security, the following rules of interpretation shall apply:

(1) if at any time less than two Interest Rate Rating Agencies provide a rating on the Securities for reasons not within the Company’s control (i) the Company shall use commercially reasonable efforts to obtain a rating on the Securities from a Substitute Rating Agency for purposes of determining any increase or decrease in the interest rate on this Security pursuant to the tables set forth in this Section 2, (ii) such Substitute Rating Agency shall be substituted for the last Interest Rate Rating Agency to provide a rating on the Securities but which has since ceased to provide such rating, (iii) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt shall be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the applicable table with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table, and (iv) the interest rate payable on this Security shall increase or decrease, as the case may be, such that the interest rate payable equals the Original Interest Rate plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table (taking into account the provisions of clause (iii) in this paragraph (1)) (plus any applicable percentage resulting from a decreased rating by the other Interest Rate Rating Agency);

(2) for so long as only one Interest Rate Rating Agency provides a rating on the Securities, any increase or decrease in the interest rate payable on this Security necessitated by a reduction or increase in the rating by that Interest Rate Rating Agency shall be twice the applicable percentage set forth in the applicable table set forth in this Section 2;

(3) if both Interest Rate Rating Agencies cease to provide a rating of the Securities for any reason, and no Substitute Rating Agency has provided a rating on the Securities, the interest rate shall increase to, or remain at, as the case may be, 2.00% per annum above the Original Interest Rate prior to any such adjustment;

(4) if Moody’s or S&P ceases to rate the Securities or make a rating of the Securities publicly available for reasons within the Company’s control, the Company shall not be entitled to obtain a rating from a Substitute Rating Agency and the increase or decrease in the interest rate on this Security shall be determined in the manner described in this Section 2 as if either only one or no Interest Rate Rating Agency provides a rating on the Securities, as the case may be;

(5) each interest rate adjustment required by any decrease or increase in a rating as set forth in this Section 2, whether occasioned by the action of Moody’s or S&P (or, in either case, any Substitute Rating Agency), shall be made independently of (and in addition to) any and all other interest rate adjustments occasioned by the action of the other Interest Rate Rating Agency;

(6) in no event shall the interest rate on this Security be reduced to below the Original Interest Rate prior to any such adjustment; and

(7) subject to paragraphs (3) and (4) of this Section 2, no adjustment in the interest rate on this Security shall be made solely as a result of an Interest Rate Rating Agency ceasing to provide a rating of the Securities.

If at any time the interest rate on this Security has been adjusted upward and either of the Interest Rate Rating Agencies subsequently increases its rating of the Securities, the interest rate on this Security shall again be adjusted (and decreased, if appropriate) such that the interest rate on this Security equals the Original Interest Rate prior to any such adjustment plus (if applicable) an amount equal to the sum of the percentages per annum set forth opposite the ratings in the tables set forth in this Section 2 with respect to the ratings assigned to the Securities (or deemed assigned) at that time, all calculated in accordance with the rules of interpretation set forth in this Section 2. If Moody’s or any Substitute Rating Agency subsequently increases its rating on the Securities to “Baa3” (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating on the Securities to “BBB-” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the interest rate on this Security shall be decreased to the Original Interest Rate prior to any adjustments made pursuant to this Section 2.

Any increase or decrease in the interest rate shall take effect from the first day of the interest period during which a rating change occurs requiring an adjustment in the interest rate. If either Interest Rate Rating Agency changes its rating of the Securities more than once during any particular interest period, the last such change by such Interest Rate Rating Agency to occur shall control in the event of a conflict for purposes of any increase or decrease in the interest rate.

The interest rate shall permanently cease to be subject to any adjustment (notwithstanding any subsequent decrease in the ratings by either Interest Rate Rating Agency) if the Securities becomes rated “Baa1” or higher by Moody’s (or its equivalent if with respect to any Substitute Rating Agency) and “BBB+” or higher by S&P (or its equivalent if with respect to any Substitute Rating Agency), in each case with a stable or positive outlook.

If the interest rate payable on this Security is increased as set forth in this Section 2, the term “interest” shall be deemed to include any such additional interest unless the context otherwise requires.

3. Method of Payment. The Company shall pay interest on this Security (except defaulted interest), if any, to the persons in whose name such Security is registered at the close of business on the regular record date referred to on the facing page of this Security for such interest installment. In the event that this Security or a portion hereof is called for redemption and the Redemption Date is subsequent to a regular record date with respect to any Interest Payment Date and prior to such Interest Payment Date, interest on this Security shall be paid upon presentation and surrender of this Security as provided in the Indenture. The principal of and the interest on this Security shall be payable in the coin or currency of the United States of America that at the time is legal tender for public and private debt, at the office or agency of the Company maintained for that purpose in accordance with the Indenture.

4. Paying Agent and Registrar. Initially, Elavon Financial Services Limited, UK Branch shall act as paying agent and Elavon Financial Services Limited shall act as Security Registrar. Upon notice to the Trustee, the Company may change or appoint any paying agent or Security Registrar without notice to any Securityholder; provided, however, that the Company shall maintain a paying agent in a member state of the European Union that is not obligated to withhold or deduct tax pursuant to the European Union Directive 2003/38/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income, or any law implementing or complying with or introduced in order to conform to such directive (so long as there is such a member state). In case of discrepancies between the Security Register held by the Security Registrar and the Security Register held by the Company at its registered office in accordance with the provisions of the Luxembourg law of 10 August 1915 on commercial companies as amended, the register held by the Company shall prevail for Luxembourg law purposes. The Guarantors, the Company or any of their Subsidiaries may act as paying agent or Security Registrar.

5. Indenture. The terms of this Security include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “TIA”) as in effect on the date the Indenture is qualified. This Security is subject to all such terms, and Securityholders are referred to the Indenture and the TIA for a statement of such terms. These Securities are unsecured general obligations of the Company and constitute the series designated on the face hereof as the “2.450% Senior Notes due 2019”, initially limited to €500,000,000 in aggregate principal amount.

The Company shall furnish to any Securityholder upon written request and without charge a copy of the Base Indenture and the Fourth Supplemental Indenture. Requests may be made to: Pentair Finance S.A., 26, boulevard Royal, L-2449 Luxembourg, Attention: the Managing Directors.

6. Optional Redemption. This Security is subject to redemption at the option of the Company on any date prior to the maturity date, in whole or from time to time in part, in €1,000 increments (provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), on written notice given to the Securityholders thereof not less than 30 days nor more than 90 days prior to the date fixed for redemption in such notice (the “Redemption Date”). The Securities shall be redeemable at a redemption price equal to the greater of (i) 100% of the principal amount of such Securities to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon due on any date after the Redemption Date (excluding the portion of interest that shall be accrued and unpaid to and including the Redemption Date) discounted from their scheduled date of payment to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)), at the Comparable Government Bond Rate (as defined below) plus 40 basis points, plus, in either the case of clause (i) or clause (ii), accrued and unpaid interest, if any, thereon to, but excluding, the Redemption Date.

This Security is also subject to redemption to the extent provided in Section 14.01 of the Indenture.

If the giving of the notice of redemption is completed as provided in the Indenture, interest on such Securities or portions of Securities shall cease to accrue on and after the Redemption Date, unless the Company shall default in the payment of any such redemption price and accrued interest with respect to any such Security or portion thereof.

Except as otherwise expressly provided herein (including paragraph 8 herein) or in the Fourth Supplemental Indenture, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to this Security.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German government bond whose maturity is closest to the maturity of the Securities to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Securities to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank.

7. Change of Control Triggering Event. If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem this Security, it shall be required to make an offer to the holder of this Security to repurchase, at such holder’s election, all or a part (equal to €100,000 or an integral multiple of €1,000 in excess thereof; provided that any remaining principal amount of this Security shall be at least the minimum authorized denomination thereof), of this Security, in cash equal to 101% of the aggregate principal amount of this Security repurchased, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. Within 30 days following any Change of Control Triggering Event, or at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control Triggering Event, a notice shall be sent to the Trustee and to each Securityholder describing in reasonable detail the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase this Security on the date specified in the notice, which date shall, except as described in the immediately following sentence and other than as required by law, be no earlier than 30 days and no later than 60 days from the date such notice is sent. The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the date of repurchase.

8. Special Mandatory Redemption. If Parent does not consummate the ERICO Acquisition on or prior to December 31, 2015, or the ERICO Merger Agreement is terminated any time prior to such date (without replacement thereof) other than as a result of consummating the ERICO Acquisition, then the Company shall be required to redeem this Security on the Special Mandatory Redemption Date at a redemption price equal to 101% of the principal amount of this Security, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date. Notwithstanding the foregoing, installments of interest on this Security that are due and payable on Interest Payment Dates falling on or prior to the Special Mandatory Redemption Date shall be payable on such Interest Payment Dates to the registered Securityholders as of the close of business on the relevant regular record dates. The Company shall cause the notice of a Special Mandatory Redemption to be sent, with a copy to the Trustee, within five Business Days after the occurrence of the event triggering the obligation to effectuate the Special Mandatory Redemption to each Securityholder at its registered address. On or before the Special Mandatory Redemption Date, the Company shall deposit with the Trustee or a paying agent funds sufficient to pay the special mandatory redemption price of the Securities to be redeemed on the Special Mandatory Redemption Date. If funds sufficient to pay the special mandatory redemption price of the Securities to be redeemed on the Special Mandatory Redemption Date are deposited with the Trustee or a paying agent on or before such Special Mandatory Redemption Date, and any applicable conditions set forth in the Indenture are satisfied, interest shall cease to accrue on the Securities on and after such Special Mandatory Redemption Date.

9. Denominations, Transfer, Exchange. The Securities are in registered form without coupons in the denominations of €100,000 or any integral multiple of €1,000 in excess thereof. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by the Company or the Security Registrar) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge shall be made for any registration of transfer or exchange, but a Securityholder may be required to pay any applicable taxes or other governmental charges. If the Securities are to be redeemed, the Company shall not be required to: (i) issue, register the transfer of, or exchange any Security during a period beginning at the opening of business 15 days before the day a notice of redemption is sent of less than all of the Outstanding Securities of the same series and ending at the close of business on the day such notice of redemption is sent; (ii) register the transfer of or exchange any Security of any series or portions thereof selected for redemption, in whole or in part, except the unredeemed portion of any such Security being redeemed in part; nor (iii) register the transfer of or exchange a Security of any series between the applicable regular record date and the next succeeding Interest Payment Date.

10. Certificated Securities. The Company will issue certificated Securities to each person that Euroclear or Clearstream identifies as the beneficial owner of the Securities represented by a Global Security upon surrender by Euroclear or Clearstream of the Global Security if: (i) Euroclear or Clearstream notifies the Company that it is unwilling or unable to continue as depositary for that Global Security and the Company does not appoint a successor depositary within 90 days after receiving that notice; (ii) an Event of Default under the Indenture has occurred and is continuing, and Euroclear or Clearstream requests the issuance of certificated Securities; (iii) at any time Euroclear or Clearstream ceases to be a clearing agency registered or in good standing under the Exchange Act or other applicable statute or regulation and the Company does not appoint a successor depositary within 90 days after becoming aware that Euroclear or Clearstream has ceased to be so registered or in good standing as a clearing agency; or (iv) the Company determines that the Securities will no longer be represented by a Global Security.

A Global Security that can be exchanged as described in the preceding sentence shall be exchanged for certificated Securities issued in authorized denominations in registered form for the same aggregate amount. The definitive Securities shall be registered in the names of the owners of the beneficial interests in the Global Security as directed by Euroclear or Clearstream.

Such certificated Securities shall be registered in such names and in such authorized denominations as Euroclear or Clearstream, as applicable, pursuant to instructions from its participants or indirect participants or otherwise, shall in writing instruct the Trustee

11. Persons Deemed Owners. The registered Securityholder may be treated as its owner for all purposes.

12. Repayment to the Guarantors or the Company. Any funds or Governmental Obligations deposited with any paying agent or the Trustee, or then held by the Guarantors or the Company, in trust for payment of principal of, premium, if any, or interest on the Securities that are not applied but remain unclaimed by the Securityholders for at least one year after the date upon which the principal of, premium, if any, or interest on such Securities shall have respectively become due and payable, shall be repaid to the Guarantors or the Company, as applicable, or (if then held by the Guarantors or the Company) shall be discharged from such trust. After return to the Company or the Guarantors, Securityholders entitled to the money or securities must look to the Company or the Guarantors, as applicable, for payment as unsecured general creditors.

13. Amendments, Supplements and Waivers. The Base Indenture contains provisions permitting the Company, the Guarantors and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the securities of each series at the time Outstanding affected by such supplemental indenture or indentures to enter into supplemental indentures for the purpose of adding, changing or eliminating any provisions of the Base Indenture or any supplemental indenture or of modifying in any manner not covered elsewhere in the Base Indenture the rights of the holders of the securities of such series; provided, however, that no such supplemental indenture, without the consent of the holders of each security then Outstanding and affected thereby, shall: (i) extend a fixed maturity of or any installment of principal of any securities of any series or reduce the principal amount thereof, or reduce the amount of principal of any original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof; (ii) reduce the rate of or extend the time for payment of interest of any security of any series; (iii) reduce the premium payable upon the redemption of any security; (iv) make any security payable in Currency other than that stated in the security; (v) impair the right to institute suit for the enforcement of any payment on or after the fixed maturity thereof (or in the case or redemption, on or after the redemption date); (vi) modify any subordination provisions applicable to this Security or the guarantee of this Security in a manner adverse in any material respect to the holder hereof; or (vii) reduce the percentage of securities, the holders of which are required to consent to any such supplemental indenture or indentures. In addition, without the consent of each of the Securityholders, the Company and the Guarantors may not amend the provisions of Section 1.4 of the Fourth Supplemental Indenture or the corresponding provisions of this Security.

The Base Indenture also contains provisions permitting the holders of not less than a majority in aggregate principal amount of the Outstanding securities of each series affected thereby, on behalf of all of the holders of the securities of such series, to waive any past default under the Base Indenture, and its consequences, except a default in the payment of the principal of, premium, if any, or interest on, any of the securities of such series as and when the same shall become due by the terms of such securities.

Any such consent or waiver by the registered Securityholder shall be conclusive and binding upon such Securityholder and upon all future Securityholders and owners of this Security and of any Security issued in exchange for this Security or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Security.

14. Defaults and Remedies. If an Event of Default with respect to the securities of a series issued pursuant to the Base Indenture occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the securities of such series then Outstanding, by notice in writing to the Company and the Guarantors (and to the Trustee if notice is given by such holders), may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. Subject to the terms of the Indenture, if an Event of Default under the Indenture shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders have offered the Trustee indemnity satisfactory to it. Upon satisfaction of certain conditions set forth in the Indenture, the holders of a majority in principal amount of the Outstanding securities of a series issued pursuant to the Base Indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the securities of such series.

15. Trustee, Paying Agent and Security Registrar May Hold Securities. The Trustee, subject to certain limitations imposed by the TIA, or any paying agent or Security Registrar, in its individual or any other capacity, may become the owner or pledgee of Securities with the same rights it would have if it were not Trustee, paying agent or Security Registrar.

16. No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement of the Indenture, or of any Security, or for any claim based thereon or otherwise in respect hereof or thereof, shall be had against any incorporator, stockholder, officer or director, past, present or future as such, of the Guarantors or the Company or of any predecessor or successor Person, either directly or through the Guarantors or the Company or any such predecessor or successor Person, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture and the obligations issued hereunder and thereunder are solely corporate obligations, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, organizers, shareholders, partners, members, officers, directors, managers or agents as such, of the Guarantors or the Company or of any predecessor or successor Person, or any of them, because of the creation of the indebtedness authorized by the Indenture, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Securities or implied therefrom; and that any and all such personal liability of every name and nature, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, organizer, shareholder, partner, member, officer, director, manager or agent as such, because of the creation of the indebtedness authorized by the Indenture, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Securities or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the acceptance of the Securities.

17. Discharge of Indenture. The Indenture contains certain provisions pertaining to defeasance and discharge, which provisions shall for all purposes have the same effect as if set forth herein.

18. Authentication. This Security shall not be valid until the Trustee signs the certificate of authentication attached to the other side of this Security.

19. Guarantees. All payments by the Company under the Indenture and this Security are fully and unconditionally guaranteed to the Securityholder by the Guarantors, as provided in the related Guarantee and the Indenture.

20. Additional Amounts. The Company and the Guarantors are obligated to pay Additional Amounts on this Security to the extent provided in Article XIV of the Indenture.

21. Abbreviations. Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

22. Governing Law. The Base Indenture, the Fourth Supplemental Indenture and this Security (and the Guarantee hereon) shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State without regard to conflicts of laws principles (except for Sections 5-1401 and 5-1402 of the New York General Obligations Law) that would require the application of any other law. The Base Indenture, the Fourth Supplemental Indenture and this Security (and the Guarantee hereon) are subject to the provisions of the TIA that are required to be part of the Base Indenture, the Fourth Supplemental Indenture and this Security (and the Guarantee hereon) and shall, to the extent applicable, be governed by such provisions. The application of articles 86 to 94-8 of the Luxembourg law on commercial companies dated 10 August 1915, as amended, to the Base Indenture, the Fourth Supplemental Indenture and this Security (and the Guarantee hereon) is excluded.

ASSIGNMENT FORM

To assign this Security, fill in the form below: (I) or (we) assign and transfer this Security to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Security)

Signature Guarantee:

ELECTION FORM

TO BE COMPLETED ONLY IF THE SECURITYHOLDER

ELECTS TO ACCEPT THE CHANGE OF CONTROL OFFER

The undersigned hereby irrevocably requests and instructs the Company to repurchase the within Security (or the portion thereof specified below), pursuant to its terms, on the Change of Control Payment Date specified in the Change of Control Offer, for the Change of Control Payment specified in the within Security, to the undersigned,                                         , at                                          (please print or typewrite name, address and telephone number of the undersigned).

For this election to accept the Change of Control Offer to be effective, the undersigned must (A) deliver, to the address of the paying agent set forth below or at such other place or places of which the Company shall from time to time notify the Securityholder, either (i) the Security with this “Election Form” duly completed, or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the Financial Industry Regulatory Authority, Inc. or a commercial bank or a trust company in the United States setting forth (a) the name of the Securityholder, (b) the principal amount of the Security, (c) the principal amount of the Security to be repurchased, (d) the certificate number or description of the tenor and terms of the Security, (e) a statement that the option to elect repurchase is being exercised, and (f) a guarantee stating that the Security to be repurchased, together with this “Election Form” duly completed, will be received by the paying agent at least five Business Days prior to the Change of Control Payment Date or (B) otherwise comply with alternative instructions in accordance with the procedures of the depositary. The address of the paying agent is 60 Livingston Avenue, St. Paul, MN 55107; Attention: Paying Agent - Unisys.

If less than the entire principal amount of the within Security is to be repurchased, specify the portion thereof (which principal amount must be €100,000 or an integral multiple of €1,000 in excess thereof; provided that any remaining principal amount shall be at least the minimum authorized denomination thereof) which the Securityholder elects to have repurchased: €        .

Securityholder:

By:
Name:
Title: